Exhibit 99.1

Michael J. Roberts Joins Qwest Board of Directors

DENVER – Aug. 20, 2009 – Qwest Communications International Inc. (NYSE: Q) announced it elected to its board of directors Michael J. Roberts, 58, founder and chief executive officer of Westside Holdings, LLC.

Prior to his current role, Roberts was president and chief operating officer of McDonald’s Corporation, the world’s largest foodservice retailer. In this capacity, he oversaw more than 31,000 restaurants worldwide. Roberts began his career with McDonald’s in 1977, and in the nearly 30 years he was with the company, he held key executive roles including president and then chief executive officer of McDonald’s USA.

“Mike’s extensive executive experience with one of the most recognizable brands in the world and his deep understanding of providing outstanding customer service make him a great addition to our board,” said Edward A. Mueller, Qwest chairman and chief executive officer. “It is my pleasure to welcome Mike to Qwest, and we look forward to working with him on our future success.”

Roberts also serves on the board of W.W. Grainger, Inc. (NYSE: GWW), a leading domestic and international business-to-business distributor.

With the appointment of Roberts, the Qwest board stands at 13 directors.

About Qwest

Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV® services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

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Contact Information:

Qwest Media Contact

Diane Reberger

303-992-1662

diane.reberger@qwest.com

Qwest Investor Contact

Kurt Fawkes

303-992-0029

kurt.fawkes@qwest.com